Exhibit (d)(5)

July 6, 2007

STRICTLY CONFIDENTIAL

Mr. Joseph Mullaney

CFO and Acting CEO

Boston Communications Group, Inc.

55 Middlesex Turnpike

Bedford, MA 01730

Dear Mr. Mullaney:

Reference is made to the Exclusivity Period under our initial indication of interest letter agreement, dated May 1, 2007, which is presently scheduled to expire on July 9, 2007. We are writing to confirm our agreement that the Exclusivity Period is hereby extended and will now expire at 5:00 p.m. Eastern time on July 13, 2007.

In order to confirm our agreement, please sign and return a copy of this letter to us.

Megasoft Limited

By:	/s/ Michael Powell
Michael Powell
EVP

Acknowledged and agreed:

Boston Communications Group, Inc.

By:	/s/ Joseph Mullaney
Joseph Mullaney
CFO and Acting CEO